 FRANKLIN BANCORPORATION, INC.
 Exhibit 11.
 Computation of Primary and Fully Diluted Per Share Earnings
 (Dollars in thousands-except per share data)

                                                     For the Three Month Period
                                                            Ended March 31
                                                        1996            1995
                                                        ----            ----
 Net earnings. . . . . . . . . . . . .                    $964           $727

 Primary earnings. . . . . . . . . . .   (A)              $964           $727

 Fully diluted earnings. . . . . . . .   (B)              $964           $727

 Weighted average shares outstanding .               6,317,892      5,614,877

 Dilutive common stock equivalents for
     primary earnings per share. . . .                 287,130      -      (1)
                                                   ------------   ------------

 Weighted average shares and common
     equivalent shares outstanding
     for primary earnings per share. .   (C)         6,605,022      5,614,877

 Equivalent shares
      assuming full dilution                           287,130      -      (1)
                                                   ------------   ------------

 Weighted average shares and common
     equivalent shares for fully
     diluted earnings per share. . . .   (D)         6,605,022      5,614,877

 Earnings per share

      Primary. . . . . . . . . . . . . (A)/(C)           $0.15          $0.13

      Fully Diluted. . . . . . . . . . (B)/(D)           $0.15          $0.13

 (1) Dilutive securities have less than a 3% dilutive effect in this period.




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